Exhibit 10.1

Barclays Bank PLC
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

DATE:	March 1, 2016

TO:	Duke Energy Corporation
ATTENTION:	550 South Tryon Street
Charlotte, North Carolina 28202-1803
TELEPHONE:	980-373-3564

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	212-412-4000
SUBJECT:	Base Issuer Forward Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Duke Energy Corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.  This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates and supersedes all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency — Cross Border) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Barclays and Counterparty or any confirmation or other agreement between Barclays and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Barclays and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Barclays and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions as published by ISDA.

THIS CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.  NOTWITHSTANDING THE FOREGOING, OR ANYTHING TO THE CONTRARY IN THIS CONFIRMATION OR THE AGREEMENT, COUNTERPARTY DOES NOT BY THIS CONFIRMATION OR THE TRANSACTION HEREUNDER SUBMIT TO THE JURISDICTION OF ANY FOREIGN NATION OR

FOREIGN SUPRANATIONAL ORGANIZATION OR SUCH ENTITY’S LAWS OR REGULATIONS, INCLUDING WITHOUT LIMITATION THE EUROPEAN MARKET INFRASTRUCTURE REGULATION.  THIS CONFIRMATION, THE AGREEMENT AND THE TRANSACTION ARE INTENDED TO BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AND NOT THE LAWS, RULES OR REGULATIONS OF ANY FOREIGN JURISDICTION.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from Barclays, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, it being understood that no such transfer shall release Barclays from any of its obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction.  Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder.  Counterparty acknowledges that the Agent is an affiliate of Barclays.  Barclays will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”).  Barclays is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1.                                            In the event of any inconsistency among this Confirmation, the Swap Definitions, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the Swap Definitions and (iv) the Agreement.

2.                                            Each party will make each payment specified in this Confirmation as being payable by such party not later than the specified due date, for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3.                                                              General Terms:

Buyer:	Barclays.

Seller:	Counterparty.

Trade Date:	March 1, 2016.

Effective Date:	March 7, 2016, or such later date on which the conditions set forth in Section 4 of this Confirmation have been satisfied.

Number of Shares:

Initially, (x) if no Initial Hedging Disruption (as defined in Section 4(b)) occurs, 9,250,000 Shares (the “Full Number of Shares”) or (y) if an Initial Hedging Disruption occurs, the Reduced Number of Shares (as defined in Section 4(b)).

Maturity Date:	June 30, 2017 (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Daily Forward Price:

On the Effective Date, the Initial Forward Price, and on any other day, the Daily Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date (including, for the avoidance of doubt, any Forward Price Reduction Date occurring from the Trade Date to a date on or before the Effective Date), the Daily Forward Price in effect on such date shall be the Daily Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD $69.84 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day, minus (B) the Spread, divided by (ii) 365. For the avoidance of doubt, the Daily Rate may be negative.

USD-Federal Funds Rate

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:	75 basis points.

Forward Price Reduction Date:	Each ex-dividend date for the Shares as set forth in Schedule I hereto.

Forward Price Reduction
Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common stock, $0.001 par value per share, of Counterparty (Exchange identifier: “DUK”).

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Valuation:

Designated Valuation:

Subject to Section 9 of this Confirmation, Counterparty shall have the right to designate a date (a “Designated Date”) occurring on or prior to the Maturity Date for a valuation and settlement of the Transaction with respect to all or a portion of the Undesignated Shares as of the Designated Date by written notice to Barclays delivered no later than the applicable Settlement Method Election Date; provided that Counterparty may not designate a Designated Date occurring during an Unwind Period related to a different Designated Date. The portion of the Undesignated Shares designated for valuation and settlement in respect of a Designated Date shall be the “Designated Shares” for such Designated Date. If the number of Undesignated Shares on the Maturity Date is greater than zero, then the Maturity Date will be a Designated Date for a Physical Settlement with a number of Designated Shares equal to such number of Undesignated Shares.

Valuation Date:	With respect to any Physical Settlement, the relevant Designated Date. With respect to any Cash Settlement or Net Share Settlement, the last day of the related Unwind Period.

Undesignated Shares:	At any time, the Number of Shares minus the aggregate number of Designated Shares for all Designated Dates occurring prior to such time.

Unwind Period:

For any Cash Settlement or Net Share Settlement, a period beginning on, and including, the Designated Date and ending on the date on which Barclays or its affiliates finishes unwinding Barclays’ Hedge Positions in respect of such Designated Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, and by replacing “or (iii) an Early Closure” with: “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

A “Regulatory Disruption” shall occur if Barclays determines in good faith and in its reasonable discretion, based on advice of counsel, that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures (so long as such requirements, policies or procedures, if voluntarily adopted by Barclays, generally are applicable in similar circumstances and are not arbitrarily or capriciously applied) for Barclays (or its agent or affiliate) to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Consequences of Disrupted Days:	As set forth in Section 9 of this Confirmation.

Settlement:

Settlement Date:	The date one Settlement Cycle following each Valuation Date, except that in the case of Physical Settlement, the date two Clearance System Business Days following the relevant Designated Date.

Settlement Method Election:	Applicable; provided that:

	(i)	Net Share Settlement shall be deemed to be included as an additional potential settlement method under Section 7.1 of the Equity Definitions;

	(ii)	Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to Barclays in writing that, as of the date of such election,

		(A)	Counterparty is not aware of any material nonpublic information concerning itself or the Shares;

(B)

Counterparty is electing the settlement method and designating the related Designated Date in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws;

		(C)	Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(D)

Counterparty would be able to purchase, in open market transactions, a number of Shares equal to the number of related Designated Shares (or, if greater in the case of a Net Share Settlement, a number of Shares with a value as of the date of such election equal to the product of (I) such number of Designated Shares and (II) the then-current Daily

Forward Price) in compliance with the laws of Counterparty’s jurisdiction of organization;

(E)

Counterparty is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares); and

(F)

such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(iii)	Notwithstanding any election to the contrary as of any Settlement Method Election Date, Physical Settlement shall be applicable:

(A)

to all of the Designated Shares for the relevant Designated Date if, on the relevant Settlement Method Election Date, (I) the trading price per Share on the Exchange (as determined by Barclays) is below USD $34.92 (the “Threshold Price”) or (II) Barclays determines, in its good faith and reasonable judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its hedge position in respect of the Transaction and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if purchases by Barclays were considered purchases by Counterparty or by an affiliated purchaser of Counterparty, be compliant with the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on the advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)

to all or a portion of the Designated Shares for the relevant Designated Date if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Barclays) is below the Threshold Price or (II) Barclays determines, in its good faith and reasonable judgment, that a Trading Condition has occurred, in which case the provisions set forth below in Section 9(c) shall apply as if such day were the “Early Valuation Date” and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Amount” shall be equal to the number of Designated Shares for the relevant Designated Date minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty.

Settlement Method Election Date:

The fifth Scheduled Trading Day immediately preceding the relevant Designated Date, except that in the case of Physical Settlement, the date specified in writing by Counterparty no later than 5:00 p.m., New York City time, on the relevant Designated Date.

Default Settlement Method:	Physical Settlement.

Physical Settlement:

If Physical Settlement is applicable, then on the relevant Settlement Date, Barclays will pay to Counterparty an amount equal to the product of (x) the number of Designated Shares for the related Designated Date and (y) the Daily Forward Price on such Settlement Date and Counterparty will deliver to Barclays a number of Shares equal to such number of Designated Shares. Section 9.2 of the Equity Definitions (other than the last sentence thereof) will not apply to any Physical Settlement.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Cash Settlement Payment Date:	The third Currency Business Day following each Valuation Date.

Forward Cash Settlement Amount:	The aggregate sum, for all Unwind Dates in the relevant Unwind Period, of the Daily Cash Settlement Amounts.

Daily Cash Settlement Amount:

For any Unwind Date, the product of (i) the Daily Share Number of such Unwind Date and (ii)(A) the Settlement Price for such Unwind Date minus (B) the Daily Forward Price on the day that is one Settlement Cycle immediately following such Unwind Date.

Unwind Date:	Each Exchange Business Day during the Unwind Period on which Barclays or its affiliates unwind any portion of

Barclays’ Hedge Positions in respect of the relevant Designated Date.

Daily Share Number:	For any Unwind Date, the number of Designated Shares with respect to which Barclays or its affiliates unwind any portion of Barclays’ Hedge Positions in respect of the relevant Designated Date.

Settlement Price:

For any Unwind Date, the weighted average price per Share at which Barclays or its affiliates unwind any portion of Barclays’ Hedge Positions on such Unwind Date in respect of the relevant Designated Date plus USD0.02.

Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Net Share Settlement Date:

(i) if the Net Share Settlement Number is positive, then Counterparty will deliver to Barclays a number of Shares equal to the Net Share Settlement Number; and

(ii) if the Net Share Settlement Number is negative, then Barclays will deliver to Counterparty a number of Shares equal to the absolute value of the Net Share Settlement Number;

in either case in accordance with Section 9.2 (last sentence only), 9.4 (with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4), 9.8, 9.9, 9.11 (as modified herein) and 9.12 of the Equity Definitions as if Physical Settlement were applicable.

Net Share Settlement Number:

A number of Shares equal to the sum of (i) the Aggregate Net Share Number as of the last Unwind Date in any Unwind Period and (ii) the sum of the quotients (rounded to the nearest whole number), for each Unwind Adjustment Amount for such Unwind Period, obtained by dividing (x) such Unwind Adjustment Amount by (y) the Settlement Price on the Forward Price Reduction Date relating to such Unwind Adjustment Amount.

Aggregate Net Share Number:

As of any date, the aggregate sum, for all Unwind Dates in the relevant Unwind Period occurring on or prior to such date, of the quotient (rounded to the nearest whole number) obtained by dividing (x) the Daily Cash Settlement Amount for such Unwind Date by (y) the Settlement Price for such Unwind Date.

Net Share Settlement Date:	The date one Settlement Cycle following each Valuation Date.

Unwind Adjustment Amount:	For any Unwind Period, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant

Designated Date to, and including, the date one Settlement Cycle immediately following the relevant Valuation Date, an amount equal to the product of (i) the relevant Forward Price Reduction Amount multiplied by (ii)(A) if the Aggregate Net Share Number as of the date immediately prior to the date one Settlement Cycle immediately preceding the relevant Forward Price Reduction Date is a positive number, such Aggregate Net Share Number or (B) otherwise, zero.

Unwound Shares:	For any Unwind Period at any time, the aggregate sum of the Daily Share Numbers for all Unwind Dates in such Unwind Period that have occurred prior to such time.

Delivery of Shares:

Notwithstanding anything to the contrary herein, Barclays may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

Consequences of Late Delivery:

Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver when due any Shares required to be delivered hereunder and a Forward Price Reduction Date occurs on or after the date such Shares are due and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to Barclays for an amount equal to the product of the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date and the Forward Price Reduction Amount for such Forward Price Reduction Date.

Representation and Agreement:

Section 9.11 of the Equity Definitions is hereby modified to exclude any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that Section 11.2(e)(iii) shall be deleted and that the issuance of stock options, restricted stock or restricted stock units in the ordinary course pursuant to Counterparty’s employee incentive plans shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:

Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to the relevant quarter that has an ex-dividend date no earlier than the Forward Price Reduction Date corresponding to the relevant quarter).

Extraordinary Events:

Merger Event:	Section 12.1(b) of the Equity Definitions shall be amended by deleting the remainder of such Section following the definition of “Reverse Merger” therein.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “15%.”

Announcement Date:

Section 12.1(l) of the Equity Definitions shall be amended (A) by deleting the parenthetical phrase in the third line, the fifth line and the tenth line thereof and (B) by replacing the word “that” in the third line, the fifth line and the tenth line thereof with the words “whether or not such announcement”.

Delisting:

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of the formal or informal interpretation”; and (ii) replacing the word “Shares” where it appears in clause (X) with the words “Hedge Position.”

Failure to Deliver:	Applicable if Barclays is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable; provided that clause (C) of Section 12.9(b)(vi) and the third and fourth sentences therein shall be deleted.

Increased Cost of Stock Borrow:	Applicable; provided that clause (C) of Section 12.9(b)(v) and the third, fourth and fifth sentences therein shall be deleted.

Initial Stock Loan Rate:	50 basis points per annum.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	300 basis points per annum.

Hedging Party:	For all applicable Additional Disruption Events, Barclays.

Determining Party:	For all applicable Extraordinary Events, Barclays.

Consequences of
Extraordinary Events:

The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply, and instead, the consequences specified in Section 9 of this Confirmation shall apply.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Calculation Agent:

Barclays; provided that following the occurrence and during the continuance of an Event of Default of the type provided in Section 5(a)(vii) of the Agreement with respect to which Barclays is the Defaulting Party, Counterparty shall have the right to designate a leading dealer in the over-the-counter equity derivatives market to act as the Calculation Agent.

Account Details:

Payments to Barclays:	Barclays Bank PLC
ABA:
BIC:
Account:
Beneficiary:
REF:

Payments to Counterparty:	Bank:
Account Name:
Account Number:
ABA:

Delivery of Shares to Barclays:			DTC Securities:

Delivery of Shares to Counterparty:			DTC LPA Number:

4.	Conditions to Effectiveness:

	(a)	The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:

(i)

The representations and warranties of Counterparty contained in the Underwriting Agreement dated March 1, 2016, between Counterparty and Barclays Capital Inc., among others (the “Underwriting Agreement”), and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

		(ii)	Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

		(iii)	All of the conditions set forth in Section 8 of the Underwriting Agreement shall have been satisfied;

		(iv)	The First Time of Delivery (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement;

		(v)	All of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date;

(vi)

Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Sections 5, 6 and 11 hereof; and

(vii)

Counterparty shall have delivered to Barclays an opinion of counsel in form and substance reasonably satisfactory to Barclays with respect to matters set forth in Section 3(a) of the Agreement and that the Shares initially issuable hereunder have been duly authorized and, upon issuance pursuant to the terms of the Transaction, will be validly issued, fully paid and nonassessable (subject to customary exceptions, limitations and other qualifications).

(b)

Notwithstanding the foregoing or any other provision of this Confirmation, if (x) on or prior to 9:00 a.m, New York City time, on the date the First Time of Delivery (as defined in the Underwriting Agreement) is scheduled to occur, Barclays, in its good faith and commercially reasonable judgment, is unable to borrow and deliver for sale the Full Number of Shares or (y) in Barclays’s good faith and commercially reasonable judgment, it would incur a stock loan cost of more than 50 basis points per annum with respect to all or any portion of the Full Number of Shares (in each case, an “Initial Hedging Disruption”), the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares Barclays may borrow at a cost of not more than 50 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero.

5.	Representations and Agreements of Counterparty: Counterparty represents and warrants to, and agrees with, Barclays as of the date hereof that:

(a)

Counterparty shall promptly provide written notice to Barclays upon obtaining knowledge of (i) the occurrence or announcement of any event that would constitute an Event of Default as to which it is the Defaulting Party or a Potential Adjustment Event or (ii) any Announcement Date in respect of an Extraordinary Event; provided that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(b)

A number of Shares of Counterparty equal to 18,500,000 Shares, as such number may be reduced by a number of Shares issued directly by Counterparty as contemplated in the Underwriting Agreement (the “Capped Number”); has been reserved for issuance upon settlement of the Transaction by all required corporate action of Counterparty. The Shares of Counterparty issuable, from time to time, upon settlement of the Transaction have been duly authorized and, when delivered as contemplated by the terms of the Transaction upon settlement of the Transaction, will be validly issued, fully-paid and non-assessable, and the issuance of such Shares will not be subject to any pre-emptive or similar rights;

	(c)	[RESERVED]

(d)

Counterparty shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Capped Number plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party (or, if greater, the number of Shares reserved by Counterparty for settlement of or delivery under such transaction or agreement);

(e)

Counterparty will not repurchase any Shares if, immediately following such repurchase, the Number of Shares plus the “Number of Shares” under any letter agreement (an “Other Forward Confirmation”), dated within 30 calendar days of the Trade Date, between Barclays and Counterparty in a form substantially similar to this Confirmation, except for the “Number of Shares,” “Trade Date” and “Effective Date”, would be equal to or greater than 8.5% of the number of then-outstanding Shares and it will notify Barclays promptly upon the announcement or consummation of any repurchase of Shares that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, the Trade Date), would increase such percentage by more than 1% of the number of then-outstanding Shares;

(f)

As of the Trade Date and as of the date of any payment or delivery by Counterparty or Barclays hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(g)

Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Barclays or any of its affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Barclays, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares. However, the foregoing shall not (a) limit Counterparty’s ability, pursuant to its employee incentive plan or dividend reinvestment program, to re-acquire Shares from employees in connection with such plan or program, (b) limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with such a plan, (c) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (d) otherwise restrict Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off exchange transactions with any of its employees, officers, directors, affiliates or any third party that are not expected to result in market transactions or (e) limit Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options in connection with Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase under (a) through (e) above, Counterparty will be deemed to represent to Barclays that such purchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18);

(h)

Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period unless Counterparty has provided written notice to Barclays thereof not later than three Scheduled Trading Days immediately preceding the first day of such “restricted period,” in which case Counterparty acknowledges that a Disrupted Day may occur and that such notice must comply with the standards set forth in Section 11(c) of this Confirmation;

(i)

Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, to the extent permitted by applicable law but in no event later than the time such announcement is first made, notify Barclays of such public announcement; (ii) promptly notify Barclays following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Barclays or its affiliates, if any, and (B) the number of Shares, if any, purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 11(c) of this Confirmation. “Securities Act” means the Securities Act of 1933, as amended. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act;

(j)	Counterparty is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended);

(k)

Counterparty is not entering into the Transaction, and will not elect Cash Settlement or Net Share Settlement, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), in either case in violation of the Exchange Act or any other applicable securities laws;

(l)

Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof;

(m)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(n)

Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed or furnished by it pursuant to the Exchange Act and all public statements by it, taken together and as amended and supplemented to the date of this representation, do not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(o)

Counterparty is not aware of any material non-public information regarding itself or the Shares; Counterparty is entering into this Confirmation and will provide any settlement method election notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; and Counterparty has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

	(p)	[RESERVED]

(q)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(r)

Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(s)

Counterparty: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Barclays or its associated persons; and

(t)

COUNTERPARTY UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

6.

Issuance of Shares by Counterparty: Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Barclays on any Settlement Date or Net Share Settlement Date will be newly issued. Counterparty further acknowledges and agrees that, except to the extent that the Private Placement Procedures in Annex A apply, any Shares delivered by Counterparty to Barclays on any Settlement Date or Net Share Settlement Date will be (i) approved for listing or quotation on the Exchange, subject to official notice of issuance and (ii) registered under the Exchange Act, and, when delivered by Barclays (or an affiliate of Barclays) to securities lenders from whom Barclays (or an affiliate of Barclays) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Barclays or an affiliate of Barclays. Accordingly, Counterparty agrees that, except to the extent that the Private Placement Procedures in Annex A apply, any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

7.

Termination on Bankruptcy: The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code (as defined below) and that the Transaction and the obligations and rights of Counterparty and Barclays (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Barclays, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, an Insolvency Filing occurs (a “Bankruptcy Termination Event”).

8.

Special Dividends: If an ex-dividend date for a Special Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to Barclays in settlement of the Transaction), Counterparty shall pay to Barclays on the earlier of (i) the date on which such Special Dividend is paid by the Issuer to holders of record of the Shares, (ii) the Designated Date where the Undesignated Shares become equal to zero and (iii) the Maturity Date an amount, as determined by the Calculation Agent, in cash equal to the product of (a) per Share amount of such Special Dividend, and (b) the Remaining Amount on such ex-dividend date. “Special Dividend” means any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend. “Remaining Amount” means, at any time, the sum of (i) the number of Undesignated Shares as of such time, (ii)(A) if any, the number of Designated Shares for any Designated Date occurring prior to such time for which the related Unwind Period has not been completed at such time minus (B) the number of Unwound Shares for such Unwind Period at such time and (iii) if any Aggregate Net Share Number or Net Share Settlement Number, as applicable, as of such time is (A) a positive number and (B) has not been delivered by Counterparty to Barclays pursuant to “Net Share Settlement” above, such Aggregate Net Share Number or Net Share Settlement Number, as applicable.

9.	Acceleration Events:

(a)

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time following the occurrence of an Acceleration Event, Barclays (or, in the case of an Acceleration Event that is an Event of Default or a Termination Event, the party that would be entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate by notice to the other party any Scheduled Trading Day not earlier than the day such notice is effective to be the “Early Valuation Date” but which, in the case of an Acceleration Event that results from the commencement of any proceeding with respect to Counterparty under the Bankruptcy Code other than in a Bankruptcy Termination Event, shall be the Scheduled Trading Day on which such proceeding is commenced (or, if not commenced on such a day, the following Scheduled Trading Day), in which case the provisions set forth in this Section 9 shall apply in lieu of Section 6 of the Agreement or Article 12 of the Equity Definitions.

(b)

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be deemed to be a Designated Date for a Physical Settlement, and the number of Designated Shares for such Designated Date shall be the number of Undesignated Shares on the Early Valuation Date;

provided that in the case of an Acceleration Event of the type described in paragraph (e)(iv) below, the number of Designated Shares for such Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent; and, provided, further, that in the case of an Acceleration Event of the type described in paragraph (e)(i) below and resulting from the commencement of any proceeding with respect to Counterparty under the Bankruptcy Code other than in a Bankruptcy Termination Event, the Early Valuation Date shall be deemed to be the last Unwind Date for a Cash Settlement and in such case the aggregate net loss or cost reasonably determined by Barclays as of the related Early Valuation Date in connection with unwinding its Hedge Positions shall be added to the Forward Cash Settlement Amount (or, if an aggregate net gain is so determined, such gain shall be subtracted therefrom).

(c)

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall occur on the Early Valuation Date, (B) a settlement shall occur in respect of such Unwind Period, and the settlement method elected by Counterparty in respect of such settlement shall apply, and (C) the number of Designated Shares for such settlement shall be deemed to be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be deemed to be an additional Designated Date for a Physical Settlement and (B) the number of Designated Shares for such additional Designated Date shall be the Remaining Amount on the Early Valuation Date; provided that in the case of an Acceleration Event of the type described in paragraph (e)(iv) below, the number of Designated Shares for such additional Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent; and, provided, further, that in the case of an Acceleration Event of the type described in paragraph (e)(i) below and resulting from the commencement of any proceeding with respect to Counterparty under the Bankruptcy Code other than in a Bankruptcy Termination Event, the Early Valuation Date shall be deemed to be the last Unwind Date of an additional Unwind Period for a Cash Settlement and the number of Designated Shares for such settlement shall be deemed to be the Remaining Amount on the Early Valuation Date and in such case the aggregate net loss or cost reasonably determined by Barclays as of the related Early Valuation Date in connection with unwinding its Hedge Positions shall be added to the Forward Cash Settlement Amount (or, if an aggregate net gain is so determined, such gain shall be subtracted therefrom).

(d)

Notwithstanding the foregoing, in the case of an Early Valuation Date that occurs due to an announcement of a Nationalization or a Merger Event, if at the time of the related Settlement Date or Net Share Settlement Date, as applicable, the Shares have changed into cash or any other property or the right to receive cash or any other property, such cash, other property or right shall be deliverable instead of such Shares.

(e)	“Acceleration Event” means:

(i)

any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that would give rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the

Agreement;

(ii)

the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent;

(iii)

(x) A Loss of Stock Borrow or Hedging Disruption or (y) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging, in the case of sub-clause (A) or (B), in connection with which Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable;

		(iv)	the declaration or payment by Counterparty of any Extraordinary Dividend;

		(v)	the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days;

		(vi)	the occurrence of an Excess Section 13 Ownership Position or Excess Regulatory Ownership Position; or

		(vii)	the occurrence of the Maturity Date during an Unwind Period.

10.

Private Placement Procedures: If either Barclays or Counterparty determines in good faith that Counterparty will be unable to comply with the covenant set forth in the second sentence of Section 6 of this Confirmation because of a change in law or a change in the policy of the Securities and Exchange Commission (“SEC”) or its staff (the “Staff”), or Barclays otherwise determines that in its reasonable opinion (based on the advice of counsel) any Shares to be delivered to Barclays by Counterparty hereunder may not be freely returned by Barclays or its affiliates to securities lenders as contemplated by Section 6 of this Confirmation (in either case without regard to exceptions therein), then delivery of any such Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Barclays.

11.	Rule 10b5-1; Share Purchases by Barclays

(a)

The parties acknowledge that, following any election of Cash Settlement or Net Share Settlement by Counterparty, this Confirmation is intended to constitute a binding contract satisfying the requirements of Rule 10b5-1(c) of the Exchange Act and agree that this Confirmation shall be interpreted to comply with such requirements.

(b)

The times and prices at which Barclays (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at Barclays’ good faith and commercially reasonable discretion. Counterparty acknowledges that during any Unwind Period Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares or any other transactions by Barclays (or its agent or affiliate) in connection with this Confirmation. Counterparty agrees that during any Unwind Period it will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(c)

Counterparty hereby agrees with Barclays that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any material non-public information (within the meaning of such term under Rule 10b5-1) to any employee of Barclays (or its agents or affiliates) who is directly involved with the hedging of, and trading with respect to, the Transaction. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of the Transaction must be effected in accordance with the requirements for the amendment or termination of a contract, instruction or plan under Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)

Following any election of Cash Settlement or Net Share Settlement by Counterparty, in addition to the representations, warranties and covenants in the Agreement and elsewhere in this Confirmation, Barclays represents, warrants and covenants to Counterparty that Barclays shall use commercially reasonable efforts, during any Unwind Period, to make all purchases of Shares in connection with such election in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases (and considering only such purchases when determining compliance with the foregoing provisions), after taking into account any applicable SEC no-action letters as appropriate, subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Barclays’ control; provided that, during any Unwind Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Barclays’ own account or the account of its affiliate(s) the optionality arising under in connection with such Settlement (including, for the avoidance of doubt, timing optionality); and provided, further, that, without limiting the generality of the first sentence of this paragraph (d), Barclays shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

12.

Capped Number of Shares: Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Confirmation a number of Shares greater than the Capped Number. Counterparty represents and warrants to Barclays (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 12 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions as of the Trade Date become no longer so reserved and (C) Counterparty authorizes any additional unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”).  Counterparty shall promptly notify Barclays of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable after such Share Issuance Event (or, if later, on the Settlement Date or the date of any Private Placement Settlement for which there are Deficit Shares), deliver such Shares.  Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Barclays as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or the “Transaction” under any Other Forward Confirmation or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Barclays under the Transaction or the “Transaction” under any Other Forward Confirmation.

13.       Transfer, Assignment and Designation:

(a)         Notwithstanding any provision of the Agreement to the contrary, Barclays may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Barclays under the Transaction, in whole or part, to an affiliate of Barclays without the consent of Counterparty; provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which Barclays or such affiliate is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Acceleration Event or other event giving rise to a right or responsibility to designate an Early Valuation Date or otherwise terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, and (iii) Counterparty shall not, as a result of such assignment or transfer, (A) be required to pay to Barclays or such affiliate an additional amount in respect of an Indemnifiable Tax, (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, or (C) become subject to the jurisdiction of any state or country other than the United States of America.

(b)         Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’s obligations in respect of the Transaction and any such designee may assume such obligations.  Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance.

14.       Indemnity:  Counterparty agrees to indemnify Barclays and its affiliates and their respective directors, officers, agents and controlling parties (Barclays and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party, that arise out of, are in connection with, or relate to, the execution or delivery of this Confirmation by Counterparty, the performance by Counterparty of its obligations under the Transaction or any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement, and Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Indemnity paragraph to the extent that any such loss, claim, damage, liability or expense resulted from an Indemnified Party’s gross negligence, bad faith or willful misconduct or Barclays’ breach of this Confirmation or the Agreement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability not resulting from its gross negligence, bad faith or willful misconduct, provided that no person guilty of fraudulent misrepresentation shall be entitled to contribution.

15.       No Collateral; Netting; Setoff:

(a)         Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.

(b)         If on any date any Shares would otherwise be deliverable under the Transaction or any Other Forward Confirmation by Counterparty to Barclays and by Barclays to Counterparty, then, on such date, each party’s obligations to make delivery of such Shares will be automatically satisfied and discharged and, if the aggregate number of Shares that would otherwise have been deliverable by one party exceeds the aggregate number of Shares that would have otherwise been deliverable by the other party, replaced by an obligation upon the party by whom the larger aggregate number of Shares would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number.

(c)          The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 15.

(d)         Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency or into Shares, at the election of Y, at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency or Shares.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 15 shall be effective to create a charge or other security interest.  This Section 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e)          Notwithstanding anything to the contrary in the foregoing, Barclays agrees not to set off or net amounts due from Counterparty with respect to the Transaction against amounts due from Barclays (or its affiliate) to Counterparty with respect to contracts or instruments that are not Equity Contracts; provided, however, that, and notwithstanding any provision to the contrary set forth in this Confirmation or in the Agreement, Barclays may not use this provision or any other set-off or recoupment right under this Confirmation or the Agreement as a basis for any action under or nonperformance of its obligations under any loan, letter of credit or other borrowing arrangement with Counterparty as borrower and to which Barclays or any affiliate of Barclays is a participating lender, with respect to which the terms of such loan, letter of credit or other borrowing arrangement shall control.  “Equity Contract” means any transaction or instrument that does not convey to Barclays rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

16.       Delivery of Cash:  For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction, except (i) as set forth under Section 8 above or (ii) in circumstances where the cash settlement thereof is within Counterparty’s control (including, without limitation, where Counterparty so elects to deliver cash or fails timely to deliver Shares in respect of such settlement).  For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Confirmation or the Agreement.

17.       Status of Claims in Bankruptcy:  Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Barclays’s rights in respect of any transaction other than the Transaction.

18.       Limit on Beneficial Ownership:  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Barclays be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, and after taking into account any Shares concurrently delivered by Seller under any Other Forward Confirmation, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Barclays, any of its affiliates’ business units subject to aggregation with Barclays for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays with respect to “beneficial ownership” of any Shares (collectively, “Barclays Group”) would be equal to or greater than 8.5% of the outstanding Shares (an “Excess Section 13 Ownership Position”) or (ii) Barclays, Barclays Group or any person whose ownership position would be aggregated with that of Barclays or Barclays Group (Barclays, Barclays Group or any such person, a “Barclays Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator, such as a state or federal banking regulator) of a Barclays Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (ii), an “Excess Regulatory Ownership Position”).  If any delivery owed to Barclays hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Barclays gives notice to Counterparty that such delivery would not result in (x) Barclays Group directly or indirectly so beneficially owning in excess of 8.5% of the outstanding Shares or (y) the occurrence of an Excess Regulatory Ownership Position.

19.       Acknowledgements:

(a)         Counterparty acknowledges that:

(i)                           During the term of the Transaction, Barclays and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction.

(ii)                        Barclays and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers.

(iii)                     Barclays shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price.

(iv)                    Any market activities of Barclays and its affiliates with respect to the Shares may affect the market price of the Shares, as well as any Settlement Price, each in a manner that may be adverse to Counterparty.

(v)                       The Transaction is a derivative transaction; Barclays and its affiliates may purchase or sell Shares for their own account at prices that may be greater than, or less than, the prices paid or received by Counterparty under the terms of the Transaction.

(b)         The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of GS&Co. to Paula Dubberly of the Staff to which the Staff responded in an interpretive letter dated October 9, 2003.

(c)          The parties hereto intend for:

(i)                                     this Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protections under Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code;

(ii)                                  the rights given to Barclays pursuant to “Acceleration Events” in Section 9 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)                               Barclays to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code;

(iv)                              any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(v)                                 all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(vi)                              any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(d)         In addition to the representations and warranties in the Agreement and elsewhere in this Confirmation, Barclays represents and warrants to Counterparty that it is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended) and an “accredited investor” (as defined in Section 2(a)(15)(ii) of the Securities Act) and that it is entering into the Transaction as principal and not for the benefit of any third party.

20.       Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Swap Definitions or Equity Definitions incorporated herein or the Agreement (including, but not limited to, rights arising from an Acceleration Event, Increased Cost of Hedging, Increased Cost of Stock Borrow, any condition described in clause (i) of Section 18, an Excess Regulatory Ownership Position or Illegality (as defined in the Agreement)).

21.       [RESERVED]

22.       [RESERVED]

23.       Notices:  For the purpose of Section 12(a) of the Agreement:

(a)         Address for notices or communications to Barclays:

Barclays Capital Inc.

745 Seventh Ave

New York, NY 10019

Attention: Paul Robinson

Fax: 917-522-0458

Phone:
Email:

with a copy to

Barclays Capital Inc.

745 Seventh Ave

New York, NY 10019

Attention: Legal Department, Equity Derivatives

(b)         Address for notices or communications to Counterparty:

Address:                                                 Jack Sullivan
Corporate Finance Director and Assistant Treasurer
Duke Energy Corporation
550 South Tryon Street
Charlotte, NC 28202
Telephone:
Email:

24.       Waiver of Right to Trial by Jury:  EACH OF COUNTERPARTY AND BARCLAYS HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE ACTIONS OF COUNTERPARTY AND BARCLAYS OR ANY OF THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

25.       Severability:  If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 of the Agreement to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

26.       Tax Disclosure:  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

27.       Schedule Provisions:

(a)                                   For so long as the Agreement is in the form of the 1992 ISDA Master Agreement, for purposes of Section 6(e) of the Agreement and this Transaction:

(i)                                             Loss will apply.

(ii)                                          The Second Method will apply.

(b)                                   The Termination Currency shall be USD.

(c)                                    Other:

The text beginning with the word “if” in Section 5(a)(i) of the Agreement shall be amended to read as follows: “if such failure is not remedied on or before the second Local Business Day after notice of such failure is given to the party.”

Cross Default: The provisions of Section 5(a)(vi) of the Agreement will apply to Barclays and will apply to Counterparty with a Threshold Amount of 3% of shareholders equity for each of Barclays and Counterparty (provided that, in each case, (a) the text “, or becoming capable at such time of being declared,” shall be deleted from Section 5(a)(vi)(1) of the Agreement and (b) the following provision shall be added to the end of Section 5(a)(vi) of the Agreement: “but a default under clause (2) above shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay”).

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Barclays and will not apply to Counterparty.

(d)                                   Part 2(b) of the ISDA Schedule — Payee Representation:

For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Barclays:

Counterparty is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended).

For the purpose of Section 3(f) of the Agreement, Barclays makes the following representation to Counterparty:

(A)                                 Each payment received or to be received by it in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B)                                 It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(e)                                    Part 3(a) of the ISDA Schedule — Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)

(i) Upon execution and delivery of the Agreement; (ii) promptly upon reasonable demand by Barclays; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Barclays	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto.)	(i) Upon execution and delivery of the Agreement; and (ii) promptly upon learning that any such Form previously provided by Barclays has become obsolete or incorrect.

(f)                                   Section 2(c) will not apply to the Transaction.

(g)                                  Section 12(a)(ii) of the Agreement hereby is amended by deleting the text thereof and inserting “[Reserved]” in place of such text.  Section 12(b) of the Agreement hereby is amended by striking the word “telex” and the comma immediately preceding such word.  For the avoidance of doubt, the text “electronic messaging system” as used in Section 12 of the Agreement shall mean only electronic mail (also known as e-mail).

28.       Any calculation, adjustment, judgment or other determination made hereunder by Barclays or any of its affiliates with respect to the Transaction (including, for the avoidance of doubt, in its capacity as Calculation Agent) shall be furnished to Counterparty by Barclays on or prior to the effective date thereof or the effective date of any notice of an amount payable in respect thereof (including any such notice referenced in Section 6(d)(ii) of the Agreement), together with a report (in a commonly used file format for storage and manipulation of financial data but without disclosing any proprietary models of the Calculation Agent or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail such calculation, adjustment judgment or other determination, as the case may be, and the basis therefor.

29.       “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any regulations issued thereunder (a “Section 871(m) Tax”) or (ii) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, each of a Section 871(m) Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

[Signature pages to follow.  Remainder of page intentionally left blank.]

Yours sincerely,

BARCLAYS CAPITAL INC. ACTING AS AGENT
FOR BARCLAYS BANK PLC

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Managing Director

Confirmed as of the date first above written:

DUKE ENERGY CORPORATION

By:	/s/ John L. Sullivan, III
Name: John L. Sullivan, III
Title: Assistant Treasurer

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

I-1

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Restricted Shares pursuant to Section 10 above (a “Private Placement Settlement”), then:

(a)           the delivery of Restricted Shares by Counterparty shall be effected in accordance with customary private placement procedures for issuers comparable to Counterparty with respect to such Restricted Shares reasonably acceptable to Barclays.  Counterparty shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Barclays (or any affiliate designated by Barclays) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Barclays (or any such affiliate of Barclays);

(b)           as of or prior to the date of delivery, Barclays and any potential purchaser of any such Restricted Shares from Barclays (or any affiliate of Barclays designated by Barclays) identified by Barclays shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for similarly-sized private placements of equity securities for issuers comparable to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that, prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary non-disclosure agreement with Counterparty in respect of any such due diligence investigation;

(c)           as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Barclays (or any affiliate of Barclays designated by Barclays) in connection with the private placement of such Restricted Shares by Counterparty to Barclays (or any such affiliate) and the private resale of such Restricted Shares by Barclays (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for issuers comparable to Counterparty, in form and substance commercially reasonably satisfactory to Barclays, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Barclays, and shall contain representations, warranties, covenants and agreements of Counterparty customary for issuers comparable to Counterparty and reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)           in connection with the private placement of such Restricted Shares by Counterparty to Barclays (or any such affiliate) and the private resale of such Restricted Shares by Barclays (or any such affiliate), Counterparty shall, if so requested by Barclays, prepare, in cooperation with Barclays, a private placement memorandum customary for issuers comparable to Counterparty and in form and substance reasonably satisfactory to Barclays.

In the case of a Private Placement Settlement, Barclays shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Barclays hereunder and/or the applicable Daily Forward Price(s) in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Barclays and may only be saleable by Barclays at a discount to reflect the lack of transferability and liquidity in Restricted Shares based on actual charges incurred or discounts given.

A-1

If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Barclays and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall (so long as Barclays or any such affiliate is not an “affiliate” of Counterparty within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Barclays (or such affiliate of Barclays) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Barclays (or such affiliate of Barclays).

A-2